Exhibit 14

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Scarab Systems, Inc. promotes ethical conduct in the practice of financial management. Senior financial officers hold an important and elevated role in corporate governance. They are uniquely capable and empowered to ensure that shareholders' interests are appropriately balanced, protected and preserved.

It is the policy of Scarab that the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar function will adhere to the following principles governing their professional and ethical conduct in fulfillment of their responsibilities:

1.   Act with honesty and integrity, including the ethical handling of actual or
     apparent   conflicts   of  interest  between  personal   and   professional
     relationships.

2. Provide full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC as well as other public communications.

3. Comply with the laws of federal, state, and local governments applicable to Scarab, and the rules and regulations of regulatory agencies.

4.   Promptly report violations of this code to the Scarab Audit Committee.

5.   Be accountable for promoting adherence to this code.